Exhibit 10.1
Certain confidential information contained in this Exhibit was omitted by means of redacting a portion of the text and replacing it with brackets and asterisks ([***]). This Exhibit has been filed separately with the SEC without the redaction pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

RAILCAR
REMARKETING AND MANAGEMENT AGREEMENT
Dated as of April 29, 2010
Among
GREENBRIER MANAGEMENT SERVICES, LLC,
as the Manager
WL ROSS-GREENBRIER RAIL I LLC,
as the Owner

TABLE OF CONTENTS

PAGE
SECTION 1. DEFINITIONS	1
Section 1.1. Definitions	1
Section 1.2. Rules of Usage	6
SECTION 2. EXCLUSIVE APPOINTMENT OF THE MANAGER	6
Section 2.1. Appointment of the Manager	6
Section 2.2. Confirming Agency	6
SECTION 3. TERM	6
SECTION 4. DUTIES AND COVENANTS OF THE MANAGER	7
Section 4.1. Administrative Duties Generally	7
Section 4.2. Administrative Duties for Off-Lease Equipment	9
Section 4.3. Administrative Duties Following a Lease Default	10
Section 4.4. Remarketing of Equipment	10
Section 4.5. Replacement Lease; Replacement Lessee	11
Section 4.6. Additional Services; Lockbox Account	11
Section 4.7. Financial Statements, Advisors and Tax Returns	12
Section 4.8. No Authority to Make Binding Agreement	13
Section 4.9. Purchase by Manager	13
Section 4.10. Railcar Service Agreements	13
Section 4.11. Delivery of Equipment Records	13
Section 4.12. Performance Standards/Force Majeure Events	13
SECTION 5. ACCOUNTS, MANAGER’S FEES AND EXPENSES	14
Section 5.1 Accounts	13
Section 5.2 Manager Fees	14
Section 5.3 Manager’s Costs and Expenses	14
Section 6. INDEMNITY	15
sECTION 7. ASSIGNMENT	16
sECTION 8. INSPECTION OF EQUIPMENT; WARRANTIES	16
sECTION 9. TERMINATION	16
Section 9.1. Termination by the Owner	16
Section 9.2. Termination by the Manager	18
Section 9.3 Actions Upon Termination	18
Section 10. REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT	18
Section 10.1 Representations and Warranties	18
Section 10.2 Conditions Precedent	19
Section 11. ENTIRE AGREEMENT	20

i

ii

     This RAILCAR REMARKETING AND MANAGEMENT AGREEMENT dated as of April 29, 2010 (this “Agreement”) is between Greenbrier Management Services, LLC, a Delaware limited liability company (the “Manager”) and WL Ross-Greenbrier Rail I LLC, a Delaware limited liability company (“Owner”). Capitalized terms used without definition have the meanings set forth in Section 1 below.
PREMISES:
     1. Owner has acquired or will acquire interests in railcars from time to time pursuant to certain acquisition and financing transactions.
     2. It is a condition to Owner’s acquisition of Equipment that the Manager act as Owner’s exclusive agent in providing remarketing services in respect of the applicable Equipment and in respect of certain other lease administration services in relation to such Equipment, with guidance and direction from the Management Committee as provided herein.
     3. The Manager has agreed to perform the obligations herein, in consideration for which Owner agrees to pay to the Manager the Management Fee.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manager and Owner agree as follows:
SECTION 1. DEFINITIONS.
          Section 1.1. Definitions. The following terms shall have the meanings indicated below:
     “AAR” means American Association of Railroads or any replacement or successor thereto.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise.
     “Agreed Value” has the meaning set forth in the applicable Supplement to this Agreement.
     “Applicable Laws” means all applicable laws, ordinances, treaties, judgments, decrees, injunctions, writs, orders, rules, regulations, interpretations, directives, licenses and permits of any Government Entity or arbitrator.
     “Appraisal” means a written “desktop appraisal” as contemplated under the Operative Documents.
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     “Business Day” means a day that is not a Saturday or Sunday and a day on which banks are not required or authorized to be closed , (a) in the case of payments, in Salt Lake City, Utah and New York, New York, and (b) for all other purposes, in New York, New York and Portland, Oregon.
     “Canadian Taxes” means any Taxes imposed on or calculated by reference to gross lease rent by any government or other taxing authority in Canada other than Canadian federal goods and services tax and Canadian provincial sales Taxes.
     “Disposition” means, with respect to any Unit, the disposition for cash of the legal or beneficial right, title and interest of Owner in such Unit, by way of sale, transfer, assignment or otherwise (other than in the case of an Event of Loss), but shall not include the leasing of any Unit under a Replacement Lease.
     “Dollars” and “$” means the lawful currency of the United States of America.
     “Equipment” means the “Units” described in each Supplement, collectively.
     “Event of Loss” means, with respect to any Unit, that such Unit has suffered a casualty occurrence or event of loss as described in the applicable Lease, if any, or otherwise that Settlement Value (as described in clause (b) of the definition thereof) is received in respect of such Unit.
     “Financing Requirements” means the “Financing Requirements” as defined in the applicable Supplement.
     “FRA” means the Federal Railroad Administration or any replacement or successor thereto.
     “Government Entity” means any international or multi-national authority, organization or agency or any national, state or local government, political subdivision thereof or local jurisdiction therein or any board, commission, department, division, organ, instrumentality, court or agency of any thereof of any country or political subdivision having jurisdiction.
     “Guarantor” means Greenbrier Leasing Company LLC, a Delaware limited liability company.
     “Initial Lease” means each lease described in Schedule I to the applicable Supplement.
     “Initial Lessee” means each lessee party to an Initial Lease.
     “Interchange Rules” means, collectively, as set out in the Field Manual of the AAR Rules of Interchange and the Office Manual of the AAR Rules of Interchange adopted by the AAR Mechanical Division, Operations, and Maintenance Department, as the same may from time to time be amended, modified or supplemented. References herein to the Interchange Rules provide performance standards and criteria for the condition of the Units and their maintenance and repair. However, as between any Owner and any Lessee, the applicable Lease, not the Interchange Rules, governs who is responsible for performing Maintenance.
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     “Lease” means an Initial Lease or a Replacement Lease.
     “Lease Default” means an “event of default” (or like term) under any Lease, the consequence of which would permit the Owner, as the lessor, to terminate such Lease and/or exercise remedies thereunder.
     “Lessee” means each lessee under a Lease.
     “Lockbox Account” means the “Lockbox Account” as defined in the applicable Supplement.
     “Lockbox Bank” means the “Lockbox Bank” as defined in the applicable Supplement.
     “Maintenance” means all repairs, servicing, maintenance, replacement or furnishing of parts, mechanisms and devices (other than Mandatory Modifications) as are needed to keep any Unit in good condition and working order and repair, suitable for loading of relevant commodities and in accordance with the Interchange Rules, the FRA rules and the applicable rules of any other regulatory body having jurisdiction over the Units, as the same may be amended from time to time.
     “Management Committee” means a committee of one or more persons to be designated by Owner to receive information, reports and recommendations from Manager, and to provide direction to Manager as contemplated in Section 4 of this Agreement.
     “Management Fee” has the meaning set forth in Section 5.2.
     “Manager Sale Fee” means a fee equal to [***] percent ([***]%) of the gross proceeds, payable to Manager, in connection with the sale of any Unit of Equipment.
     “Mandatory Modification” means with respect to any Unit, (a) any equipment or appliance on any Unit which is required to be changed or replaced, (b) any additional equipment or appliance which is required to be installed on any Unit or (c) any required modification or alteration to any Unit, in each case in order to comply with changes to any applicable law, regulation, requirement or rule of the AAR or the FRA.
     “Mexican Taxes” means any Taxes imposed on or calculated by reference to gross lease rent by any government or other taxing authority in Mexico other than Mexican value added taxes.
     “Monthly Management Fee” means the fee payable by Owner to Manager as provided in any Supplement, it being understood and agreed that the Monthly Management Fee payable shall be pro-rated in the case of periods less than one month.
     “Off-Lease Equipment” means any Unit that is not On-Lease Equipment.
     “On-Lease Equipment” means any Unit that is subject to a Lease.
     “Operating Expenses” means all expenses, costs and outlays made or incurred by the Manager in connection with the marketing, remarketing, management, use, lease, ownership,
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operation, maintenance, inspection, repair or storage of all or any Units (to the extent not the responsibility of the applicable Lessee or any Railcar Service Provider or other third party who pays such expenses, costs or outlays), including, but not limited to (a) fees and disbursements of attorneys retained by the Manager in connection with Lease Defaults or incipient Lease Defaults, repossession of Equipment, or protecting and/or enforcing any rights or other contractual arrangements with respect to the operation or lease of the Equipment, including, without limitation, the cost of copying or providing any material or information to the Owner or such attorney in connection with the foregoing, (b) fees and disbursements of attorneys retained by the Manager in connection with the proposed or actual sale or re-lease of any Equipment, (c) charges, assessments or levies imposed upon or against the Equipment of whatever kind or nature, or such as are levied by a railroad, government or governmental agency or are incurred on a basis arising out of the leasing, storage, maintenance, use or operation of the Equipment, (d) expenses arising in connection with the transportation, storage, Re-Marking, Maintenance, Mandatory Modification, refurbishment and inspection of the Equipment, (e) the costs of alterations, modifications, improvements or additions to the Equipment made with the Owner’s prior consent, (f) insurance premiums and charges in connection with policies obtained pursuant hereto, (g) costs of inspections related to the Equipment obtained at the Owner’s request, (h) all costs associated with repossessing any Units, (i) all Canadian Taxes or Mexican Taxes on rentals or other amounts payable by the Owner under any Lease whether imposed by withholding or otherwise, (j) all costs, expenses and fees payable to any Railcar Service Provider under any Railcar Service Agreement, (k) UMLER and Official Railway Equipment Register (ORER) costs and expenses and any filing and reporting required by the AAR, FRA or other applicable authority with respect to the Equipment, and (l) any other costs or expenses in connection with the Leases or the Equipment incurred upon a direct request of the Owner.
     “Operative Documents” means the “Loan Documents” or “Operative Documents” or any similar term as defined in any applicable security agreement.
     “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
     “Property Tax” or “Property Taxes” means any recurring tax (other than a sales tax, use tax, value added tax, goods and services tax, or other similar tax) on the Units that is imposed by any government or any taxing authority within the United States or Canada and is calculated by any of the following: (a) reference to the value of the personal property subject to the tax; (b) use in the applicable taxing authority’s jurisdiction; (c) a mileage calculation; (d) the type of property; (e) the leasing of the Units; or (1) such other calculation or minimum amount imposed by the applicable taxing authority (whether called an “ad valorem tax,” a “railcar tax,” a “mileage tax” or otherwise) plus any and all fines, penalties, additions to tax and/or interest relating thereto.
     “Railcar Service Agreement” means any “Railcar Marks Management Agreement” and any other agreement entered into by the Manager, the Owner or a Lessee with any Railcar Service Provider whereby such Railcar Service Provider provides any services in relation to Maintenance, car marks, Property Tax or other services with respect to a specific Lease or specific Units.
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     “Railcar Service Provider” means (a) with respect to any Lease, any Person utilized by the Lessee to provide services in respect of the Units if the Lessee remains responsible to the Owner for performance of such services pursuant to the Lease or otherwise and (b) any Person who provides services in relation to Maintenance, car marks, Property Tax or other services in respect of any Lease or Units.
     “Remarketing Activities” means activities intended to achieve (a) the re-lease of all or any number of the Units, including (but not limited to) soliciting offers for the lease of such Units and publicizing the availability of such Units for re-lease, and/or (b) the sale of all or any number of the Units, including (but not limited to) soliciting offers for the purchase of such Units and publicizing the availability of such Units for re-sale.
     “Re-Marking” means, in respect of any Unit, the re-marking of such Unit, by decal or otherwise, of the railcar initials and numbers and replacing the Automatic Equipment Identifier tags.
     “Replacement Lease” means any lease of any Units with a Lessee pursuant to a Lease that is in respect of Units that have come off an Initial Lease.
     “Scheduled Expiry Date” means the “Scheduled Expiry Date” as defined in the applicable Supplement.
     “Security Trustee” has the meaning set forth in the applicable Supplement.
     “Senior Lender” has the meaning set forth in the applicable Supplement.
     “Settlement Value” means, with respect to any Unit, (a) in the case of On-Lease Equipment, the “Stipulated Loss Value,” “Settlement Value,” “Casualty Value,” “Rule 107 Value” or similar term used in the applicable Lease or Railcar Service Agreement or otherwise payable to the registered owner of such Unit under Interchange Rule 107 or (b) in the case of Off-Lease Equipment, the amount payable to the registered owner of such Unit under Interchange Rule 107 and/or under any insurance policy then in effect. As to any Units, the applicable Settlement Values under the applicable Initial Lease are as set forth in Schedule I to the applicable Supplement.
     “Supplement” means any Supplement to this Agreement, substantially in the form of Exhibit A hereto, or else in such form as the parties thereto may agree.
     “Taxes” means any and all present or future fees, taxes, levies, imposts, duties, deductions, excises, assessments, charges or withholdings of any nature, together with any penalties, fines, additions to tax or interest thereon howsoever levied or imposed by any governmental entity.
     “Term” has the meaning set forth in Section 3.
     “Termination Date” means the earliest to occur of (a) the date of Disposition of all of the applicable Equipment, (b) the date of termination of the Manager’s appointment with respect thereto pursuant to Section 9.1, (c) the date of termination by Manager under Section 9.2 and
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(d) the Scheduled Expiry Date in the applicable Supplement, including any extensions thereof as set out in an amendment to such Supplement.
     “Termination Event” has the meaning set forth in Section 9.1.
     “Transaction” has the meaning ascribed to it in the First Premise.
     “Unit” means a freight railcar listed in Schedule I to the applicable Supplement.
          Section 1.2. Rules of Usage. The definitions stated herein shall equally apply to both the singular and plural forms of the terms defined. Any agreement defined or referred to means such agreement as amended, supplemented or modified from time to time, and includes all exhibits, supplements and appendices thereto. Any Person defined or referred to includes such Person’s successors, permitted transferees and assigns. The word “including” is deemed to be followed by “without limitation,” whether or not such words appear. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the applicable Supplement hereto.
SECTION 2. EXCLUSIVE APPOINTMENT OF THE MANAGER.
          Section 2.1. Appointment of the Manager. The Owner hereby appoints the Manager and the Manager hereby accepts such appointment as the exclusive agent of the Owner for (a) managing the Equipment, including, without limitation, administering the Leases and all Railcar Service Agreements in effect to which Owner or Manager is a party as indicated in each Supplement, (b) either directly or through an Affiliate, remarketing the Equipment (provided that no such delegation to an Affiliate will relieve the Manager of its remarketing obligations hereunder) and (c) performing other services relating to the Equipment in accordance with the terms and provisions of this Agreement.
          Section 2.2. Confirming Agency. If requested by the Manager, so long as the Manager is not in default of its obligations hereunder, the Owner agrees to provide the Manager with a letter confirming that the Manager is the Owner’s exclusive agent with respect to the management and remarketing of the Equipment. During the period of the Manager’s appointment as exclusive remarketing and/or management agent under this Agreement (and subject to the terms hereof) the Owner undertakes that it will neither:
          (a) appoint any other Person to manage, lease, or to undertake to manage or lease all or any part of the Equipment; nor
          (b) engage itself in Remarketing Activities.
SECTION 3. TERM.
     Any Units shall become subject to the terms of this Agreement upon execution and delivery of a Supplement in respect thereof. The term of this Agreement (the “Term”) as to such Units shall commence on the date of such Supplement and shall terminate on the Termination Date for such Units.
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SECTION 4. DUTIES AND COVENANTS OF THE MANAGER.
          Section 4.1. Administrative Duties Generally. Manager will perform the duties and services set forth in this Section 4, in each case at Owner’s expense unless otherwise expressly stated herein. The Management Committee will direct Manager with respect to its performance of certain services hereunder as may be required from time to time, including but not limited to records management, remarketing parameters and budgets, insurance coverage undertaken on behalf of Owner, preferred Lease default and enforcement procedures, and retention of advisors.
          (a) Management of Marks.
          Owner- or Third-party Controlled Reporting Marks. In the event Manager is managing reporting marks on behalf of Owner pursuant to any Supplement to this Agreement, during the term of the Supplement Manager shall be the manager of the reporting mark(s) identified in such Supplement. Additional reporting marks may be added from time to time by mutual agreement of the parties. Owner shall provide appropriate authorization letters, authorizing Manager to receive and provide information to the Association of American Railroads (“AAR”), railroads and other necessary parties to facilitate Manager’s management of the reporting marks. Owner shall be responsible for all fees assessed by the AAR, FRA, Railinc and otherwise based upon the registration and/or control of the reporting marks.
          Upon termination of this Agreement, the management of Owner-controlled reporting marks shall revert to Owner, or another party designated by Owner.
          Manager-Controlled Reporting Marks. In the event Manager or Guarantor controls the reporting marks on the Equipment, Manager shall be responsible for all fees assessed by the AAR, FRA, Railinc and otherwise based upon the registration and/or control of the reporting marks, except as may otherwise be agreed by the parties.
          (b) General Management Services. The Manager shall provide equipment hire, maintenance and other services consistent with those Manager provides in connection with equipment owned by its Affiliates.
          (c) Lease Administration Services. The Manager shall direct that all rental payments and other amounts due under the Leases (including, without limitation, Settlement Value due in the case of an Event of Loss) are paid to the Lockbox Account. The Manager shall invoice the Lessees at least fifteen (15) days prior to the date all scheduled amounts are due with instructions to the Lessees to pay to the aforementioned account. In the event that any payments due from the Lessees become overdue, the Manager shall issue late payment notices and engage in follow up actions.
          (d) Casualty Processing. In the event the Manager receives notice that an Event of Loss has occurred in respect of any Unit, the Manager shall direct payment of the Settlement Value due from the Lessee or responsible third party to the Lockbox Account, shall adjust invoicing accordingly, and shall verify that the Settlement Value received is correct and in accordance with the terms of the applicable Lease and/or Railcar Service Agreement.
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          (e) Records Management Services. Manager shall provide documentation and records management relating to its duties to Owner’s reasonable satisfaction, and shall work with Owner to develop such reports and reporting processes as may reasonably be required to accurately and efficiently address Owner’s financial and managerial reporting needs. Such reports and processes may include, but will not be limited to:
          (i) Portfolio Information. The Manager shall, on an annual basis, provide the Owner with a review of the Equipment portfolio’s operation during the preceding year and its current status. Such review shall consist of the following:
          (a) in respect of On-Lease Equipment and Off-Lease Equipment, (i) Equipment types by percentage of portfolio and Equipment age profile, (ii) details of all current Lessees by type and general credit information, (iii) review of collections history, (iv) review of insurance, if any, maintained by or on behalf of the Owner, (v) Lease time lines, including termination dates, early termination options, purchase options and renewal options, (vi) casualty history, (vii) appraisal requirements, (viii) compliance and status of Railcar Service Agreements, (ix) a summary of railcar rental results for the preceding year including rental rates for each lease and (x) review of Operating Expense expenditures and forecasts; and
          (b) in respect of Off-Lease Equipment:(i) current location of Equipment, (ii) to the extent not covered in clause (a)(iv) above, status of insurance on Off-Lease Equipment, (iii) status of claims against defaulting Lessees, if applicable, and (iv) remarketing activities related to Off-Lease Equipment.
     (ii) A report detailing the Lessee credit/industry concentrations.
     (iii) A report reflecting Manager’s remarketing analysis.
     (iv) A report with Owner’s projected budget.
          f) Insurance.
          (i) In the case of any Lease which requires that the Lessee provide insurance certificates in respect of any insurance required to be carried by the Lessee, the Manager shall communicate with the Lessee to arrange such certificates in accordance with the applicable Lease. Manager shall advise Owner on options for insurance against loss or damage to any Units, and, at the Owner’s direction and expense and to the extent commercially available, without regard to cost, the Manager shall, subject to the terms of the applicable Lease, arrange for insurance against loss or damage to any Units in addition to that maintained by the applicable Lessee on behalf of the Owner.
          (ii) Manager shall advise Owner on options for general liability insurance and, at Owner’s direction and expense and to the extent commercially available, without
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regard to cost, Manager shall, arrange for general liability insurance with reputable insurance underwriters insuring the Owner, including contractual coverage for the liabilities assumed under this Agreement and without exclusion for hazardous materials transportation (other than asbestos, lead, nuclear waste and silica), against liability and claims for injuries to persons (including injuries resulting in death), pollution clean-up from spills or derailments and property damage in a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence, Ten Million Dollars ($10,000,000) in the aggregate, or such greater amount as the Owner deems prudent and with such deductibles or insured retentions as are customary. If commercially available, without regard to cost, and not inherent in the general liability policy referenced above, the Owner may elect to pay an additional premium to secure liability coverage which will respond in the event a Lessee’s primary coverage is no longer in place in accordance with the coverage outlined in Section 4.2(b). In the case of any Units that may be subject to a full service Lease, the Manager shall, at Owner’s direction and expense, arrange for such specific type or types of additional liability insurance coverage as would be maintained by a prudent railcar operating lessor in such circumstances.
(iii) To the extent insurance under this Section or Section 4.2(b) is provided through Manager’s insurance programs, (a) Manager retains sole authority regarding claims management; (b) Owner will pay (or at Manager’s option reimburse Manager for) all applicable deductibles or self-insured retentions applicable to insurance claims; and (c) Owner will comply with all duties and responsibilities under the policies in a manner consistent with those of the policy owner.
          Section 4.2. Administrative Duties for Off-Lease Equipment.
          (a) Delivery; Storage. Upon expiration or termination of any Lease, the Manager shall, as appropriate, co-ordinate any required Re-Marking of the applicable Units and Manager shall arrange for storage of such Units (including, as appropriate, coordinating with the prior Lessee in the event such Lease contains provisions for the Lessee to store such Units for a period of time). If such Units are not being stored by such Lessee, the Manager shall select a storage facility for such Units with a view to minimizing the cost of such storage, while taking into account the fees charged by the facility, the transportation costs to the facility and the location of the facility in relation to the most likely location or operating requirements of a Lessee under a Replacement Lease for such Units.
          (b) Insurance.
          (i) The Manager shall advise Owner on options for insurance against loss or damage to any Off-Lease Equipment, and at Owner’s direction and expense and to the extent commercially available (without regard to cost), procure such insurance. In the event such Off-Lease Equipment is no longer covered by primary liability coverage under a Lease, the Manager shall advise Owner on options for insurance for primary liability coverage, and at Owner’s direction and expense and to the extent commercially available (without regard to cost), procure such insurance. If the Manager has knowledge of the occurrence of an Event of Loss to any Off-Lease Equipment, the Manager shall promptly notify the Owner of such Event of Loss.
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          (ii) The Manager shall, advise Owner on options for the following coverage, and at Owner’s direction and expense and to the extent the same is commercially available (without regard to cost), procure: (x) general liability insurance, including contractual coverage for the liabilities assumed under this Agreement, with reputable insurance underwriters insuring the Owner, without exclusion for hazardous materials transportation or otherwise (other than asbestos, lead, nuclear waste and silica), against liability and claims for injuries to persons (including injuries resulting in death), pollution clean-up from spills or derailments and property damage in a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence, Ten Million Dollars ($10,000,000) in the aggregate, or such greater amount as the Owner deems prudent and with such deductibles or insured retentions (y) all-risk physical damage insurance relating to loss or damage, including earthquake and flood risks, to the applicable Units in an amount no less than the greater of (1) the AAR Settlement Value (as defined by AAR Interchange Rule 107) of the applicable Units or (2) an amount equal to the “Agreed Value” of the applicable Units and with such deductibles as are customary.
          Section 4.3. Administrative Duties Following a Lease Default.
          (a) Return of Equipment. Upon the occurrence of a Lease Default, the Manager shall consult with and advise the Owner in respect thereof, and upon the direction of the Owner and its legal counsel and at the Owner’s cost and expense, the Manager shall coordinate the return (including legal repossession) of the applicable Units with such third parties as may be needed to effect such return. Upon return of such Units, the Manager shall arrange for Re-Marking and storage as set forth in Section 4.2(a) and shall market such Units for re-lease in accordance with the terms hereof.
          (b) Legal Matters. If the Owner notifies the Manager that it shall be enforcing its rights under a Lease due to a Lease Default thereunder or would otherwise wish to consult with an attorney prior to declaring a Lease Default, the Manager shall provide copies of all documents in the Manager’s possession (or other information held by the Manager in connection with such Lease) to any attorney or attorneys retained by the Owner. In addition, the Manager shall make itself reasonably available, at the reasonable cost and expense of the Owner, to meet with the Owner’s counsel or otherwise consult in connection with enforcement of the Owner’s rights under any Lease.
          Section 4.4. Remarketing of Equipment.
          (a) Scheduled Lease Expiration. Prior to expiration of any Lease, (i) the Manager shall negotiate with the applicable Lessee regarding (x) renewal of such Lease as to any or all of the applicable Units, including determination of fair market rental, if so required under such Lease and (y) determining the purchase price for any or all of the applicable Units in accordance with the terms of such Lease if such Lessee intends to exercise a purchase option thereunder and (ii) if such Lessee does not intend to exercise a purchase option under such Lease, the Manager also shall commence Remarketing Activities in respect of re-leasing such Units to a new Lessee or selling such Units. The Manager shall use commercially reasonable
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efforts to arrange a Replacement Lease or sale for such Units, taking into account then-prevailing market conditions.
          (b) Lease Default, Early Termination of a Lease, and Stored Units. If the Manager has received notice that a Lease Default has occurred and is continuing in respect of any Lease and a default has been declared or remedies are being taken thereunder, or that any Lease has terminated prior to its scheduled expiry date for any reason, or that Units are stored, the Manager shall, upon the Owner’s request, commence Remarketing Activities in respect of re-leasing the applicable Equipment to a new Lessee or selling such Equipment. The Manager shall use commercially reasonable efforts to arrange a Replacement Lease or sale for such Units, taking into account then-prevailing market conditions.
          (c) Return of Equipment. Upon the expiration or termination of any Lease, the Manager shall co-ordinate the return of applicable Units and retain such third parties as may be needed to co-ordinate and effect such return, including inspectors who shall determine whether such Units are being returned in accordance with the return provisions of the applicable Lease before such Units are accepted by the Manager on behalf of the Owner or its designee.
          (d) Prevailing Market Conditions. Upon reasonable request by the Owner, the Manager shall advise the Owner as to the then-prevailing market conditions in the railcar operating lease business.
          Section 4.5. Replacement Lease; Replacement Lessee.
          (a) Upon the Owner’s acceptance of an offer to lease any Unit (whether to the existing Lessee or a new Lessee), the Manager shall use commercially reasonable efforts to negotiate the terms of the applicable Replacement Lease and, if applicable, any Railcar Service Agreement. The Manager shall provide advice to the Owner in respect of the terms of such Replacement Lease and shall assist the Owner in negotiating and closing such transaction including, without limitation, coordinating with the Owner’s legal counsel.
          (b) Any new Lessee shall meet the Owner’s Financing Requirements.
          (c) The Manager shall co-ordinate any required Re-Marking of the applicable Units and transfer of such Units to the new Lessee under the Replacement Lease at an interchange point convenient to the prior Lessee (if applicable) and the new Lessee.
          Section 4.6. Additional Services; Lockbox Account.
          (a) At any time when any Units are not subject to a Lease or Railcar Service Agreement that requires the Lessee or Railcar Service Provider, as the case maybe, to do the following, the Manager shall, upon request by, and at the expense of, the Owner: (a) perform, or arrange for performance of, inspections, Maintenance and Mandatory Modifications for the applicable Units (and, if applicable, rebill any third party responsible therefor) and (b) prepare, or arrange for, appropriate records and documentation in respect of the foregoing, copies of which will be provided to the Owner on request.
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          (b) The Manager shall, on the Owner’s behalf, upon becoming aware of an unidentified payment made to the Lockbox Account, instruct the Lockbox Bank as to the proper application of such payment. The Owner shall provide to the Manager all information received from the Lockbox Bank with respect to amounts received, unidentified payments or otherwise, to enable Manager to perform its duties hereunder.
          Section 4.7. Financial Statements, Advisors and Tax Returns.
          a) Owner’s Financial Statements. The Manager shall arrange for preparation for the Owner’s accounts as at December 31 each year during the Term, commencing December 31, 2010, comprised of the following:
          (i) a consolidated statement of financial position;
          (ii) a consolidated income statement for the preceding year (or, in the case of the initial such statement, such shorter period as may be appropriate);
          (iii) a consolidated statement of sources and uses of funds for the preceding year (or, in the case of the initial such statement, such shorter period as may be appropriate); and
          (iv) cash flow projections for the railcar portfolio for the period from the date of such accounts to the Scheduled Expiry Date.
          The foregoing accounts will be delivered to the Owner within one hundred twenty (120) days after December 31 each applicable year.
          b) Tax Returns. At Owner’s request and direction, Manager shall consolidate information necessary for Owner’s preparation and filing of all United States federal income and withholding tax returns and any state, local, and foreign income, withholding, franchise, and capital stock tax returns, and will assist Owner in providing information as required if any of the above described tax filings are selected for audit by the relevant tax authorities. Manager will not provide tax advice or tax document preparation, and any discussion by Manager of U.S. federal tax issues is not intended or written to be relied upon, and cannot be relied upon, by any person for the purpose of (i) avoiding penalties that may be imposed under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.
          c) Advisors. The Manager shall engage auditors as necessary and may engage other professional advisors, specialist consultants and other experts as the Manager considers reasonably necessary in connection with providing the services and performing its obligations hereunder.
          d) Guarantor’s Financial Statements. Guarantor’s financial statements will be made available to Owner and the Security Trustee each year within one hundred twenty (120) days of Guarantor’s fiscal year end.
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          Section 4.8. No Authority to Make Binding Agreement. With respect to the conclusion of any re-lease or sale contemplated hereunder, the Manager shall only act upon direction received from the Owner, it being understood that this Agreement does not confer upon the Manager any power to conclude any re-lease contemplated in this Agreement or any sale of any Unit.
          Section 4.9. Purchase by Manager. Nothing contained in this Agreement shall prevent the Manager or any Affiliate thereof from making an offer to purchase or lease any Units for its own account or from purchasing or leasing such Units if such offer is accepted by the Owner.
          Section 4.10. Railcar Service Agreements. Under no circumstances shall the Manager be obligated (a) to perform any obligations of any Railcar Service Provider under the applicable Railcar Service Agreement (except if the Manager is the Railcar Service Provider) or (b) to make any payments on behalf of the Owner or any other Person to any Railcar Service Provider or any other Person pursuant to any Railcar Service Agreement or otherwise.
          Section 4.11. Delivery of Equipment Records. The Owner shall, upon acquisition of any Units, instruct the seller thereof to deliver to the Manager all mechanical records and summaries, Equipment drawings, electronic maintenance detail history, sample car inspection reports, the manufacturer’s warranties, electronic spreadsheets of all Equipment marks and numbers, original Equipment invoices, certificates of acceptance and original bills of sale as to the Equipment that such seller has in its possession. In addition, the Owner shall deliver to the Manager any such records or information that may be, or come into, the Owner’s possession.
          Section 4.12. Performance Standards/Force Majeure Events.
          (a) Manager will perform its duties hereunder in conformance with all applicable rules and regulations of the AAR, U.S. Department of Transportation (“DOT”), or any other regulatory authority having jurisdiction over the Equipment and regulating the Manager’s services. While Manager’s duties will be rendered in good faith and in accordance with industry standards, Manager does not warrant or guarantee the services will be error-free.
          (b) Manager shall not be liable for nonperformance or delay in performance due to any cause beyond its control (“Force Majeure”). If affected by Force Majeure, Manager shall give notice to Owner as promptly as possible of the nature and probable duration of such Force Majeure. If Manager is unable to carry out any of its obligations under this Agreement because of Force Majeure, the obligations of Manager shall be suspended only to the extent made necessary by Force Majeure. Force Majeure shall include, without limitation, acts of God; legislation or regulations of any governmental body; court decrees; acts of the public enemy; riots; strikes; labor disputes affecting maintenance facilities used or prospectively used by Manager; fires; explosions; floods; and breakdown of or damage to plants, equipment or facilities. Manager shall endeavor to counter the effects of any act of Force Majeure as promptly as possible.

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SECTION 5. ACCOUNTS, MANAGER’S FEES AND EXPENSES.
          Section 5.1 Accounts. Manager will direct Lessees and Railcar Service Providers with respect to the Leases and Equipment to remit payments due and to become due under any Lease, or otherwise derived from the Equipment, directly to the Lockbox Account, and Manager shall use reasonable efforts to obtain written acknowledgments from each such Person. To the extent Manager receives payments relating to any Lease or otherwise derived from the Equipment and owed to Owner, Manager will promptly remit such amounts to the Lockbox.
          Section 5.2 Manager Fees. In respect of each month during the Term Owner agrees to pay to the Manager a fee as specified in each Supplement (the “Management Fee”), in consideration of Manager’s services. The Management Fee shall be payable monthly in arrears with the first payment due on the “Initial Fee Payment Date” in the applicable Supplement and thereafter on the corresponding day of each month thereafter. Management Fees due to Manager will be sent to Manager using the following wire instructions:

Beneficiary Name	Greenbrier Management Services
Bank	Bank of America
Bank Address	Oregon
ABA No:	026 009 593
Account No:	00454 229 4574
Upon termination of this Agreement with respect to any Supplement, whether at the end of its Term, in connection with a Termination Event, or otherwise, Manager will receive an administrative fee in the amount of $[***] per Unit per month in lieu of the Management Fee, which will be payable each month thereafter until the reporting marks on the Units are changed to reporting marks not controlled by Manager, or in the case of Owner or third-party reporting marks, until such time as Manager is no longer reflected as the reporting mark manager. During any such period Operating Expenses will continue to be payable by Owner as provided under this Agreement and the applicable Supplement, and Manager’s duties hereunder and under the applicable Supplement will be limited to those which must of necessity, as a result of industry rules and procedures, be borne or performed by the party who controls the reporting mark on the Units or is designated as the reporting mark manager.
The Management Fee does not include the Manager Sale Fee applicable to any sale of Units of Equipment, which fee will be payable by Owner at the time of sale. Manager and Owner acknowledge that sale of Equipment requires the approval of the Senior Lenders as contemplated under the Operative Documents.
          Section 5.3 Manager’s Costs and Expenses. Owner shall pay or cause to be paid, promptly upon receipt of an invoice therefor, all Operating Expenses. In the case of any individual Operating Expenses that exceed One Thousand Dollars ($1,000), the Manager shall produce supporting documentation if so requested by the Owner. All payments of Operating Expenses shall be made directly to the third-party providers, or shall be paid to the Manager as reimbursement, as appropriate, provided that the Owner shall pay or cause to be paid (a) in the

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case of amounts payable to third-party providers, all fees or penalties charged by such Person in respect of late payments and (b) in the case of amounts payable to the Manager as reimbursement, interest on any amount not paid within seven (7) days of receipt of the invoice therefor, calculated at the interest rate quoted as “prime” by JPMorgan Chase Bank plus two percent (2.0%) per annum, computed on the basis of a 360-day year of twelve 30-day months from the date such payment is due to the date such payment is received.
SECTION 6. INDEMNITY.
     The Owner hereby agrees to defend, indemnify and hold harmless the Manager, its Affiliates and the respective directors, officers and employees of each of them (collectively, the “Indemnitees”) from and against all claims, actions, demands, costs, expenses (including attorneys’ fees), losses, settlements and liabilities (each, a “Claim”) incurred by or asserted against such Indemnitee related to, arising out of or in any way either connected with the use, operation, possession, control, storage, management, maintenance, leasing, remarketing or sale of any Equipment or with this Agreement or any Lease or Railcar Service Agreement and the transactions contemplated herein or therein, except to the extent that it is finally determined that such Claims directly resulted from the Manager’s gross negligence, willful misconduct or breach of its obligations under this Agreement. Neither the Manager nor any Affiliate of the Manager guarantees or is in any other way responsible for the credit or performance of the Owner, any Lessee, any Railcar Service Provider, the Lockbox Bank or any other Person, and the Manager shall disclaim any such guarantee or responsibility.
     The Owner shall have the right, so long as the Owner is not in default of any of its obligations hereunder or under any Operative Document, to defend or compromise in good faith in a commercially reasonable manner and with counsel reasonably satisfactory to the relevant Indemnitee, any Claim for which indemnification is sought under this Section 6, and such Indemnitee shall, at the Owner’s cost, cooperate with all reasonable requests of the Owner in connection therewith, provided that no such Claim shall be compromised on a basis that admits any criminal violation, gross negligence or willful misconduct on the part of such Indemnitee without such Indemnitee’s express written consent (which consent may be withheld in its sole discretion). The Owner’s rights to defend or compromise a Claim pursuant hereto shall not apply in any situation where, in the good faith opinion of such Indemnitee, there exists a bona fide conflict of interest between the Owner and the Indemnitee in relation to such Claim, in which case such Indemnitee, with respect to such Claim, may retain separate counsel reasonably acceptable to, and at the cost and expense of, the Owner. An Indemnitee may participate at its own expense in any judicial proceeding controlled by the Owner pursuant to the preceding provisions, provided that such party’s participation does not, in the opinion of the independent counsel appointed by the Owner to conduct such proceedings, interfere with such control, provided further that such participation shall not constitute a waiver of the indemnification provided herein. Nothing contained in this Section 6 shall be deemed to require an Indemnitee to contest any Claim or to assume responsibility for or control of any judicial proceeding with respect thereto. The Owner hereby agrees to defend, indemnify and hold harmless each Indemnitee from and against all Claims incurred by or asserted against such Indemnitee related to, arising out of, or in any way connected with, any action by or on behalf of the Owner under this Section 6. All amounts payable by the Owner with respect to Claims pursuant to this

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Section 6, including any costs and expenses relating thereto, shall be paid promptly following demand therefor.
     The obligations of the Owner under this Section 6 shall survive expiration or termination of this Agreement and any transfer by the Manager pursuant to Section 7 or 9.3.
SECTION 7. ASSIGNMENT.
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Each reference in this Agreement to a party to this Agreement shall include a reference to its successors and permitted assigns.
SECTION 8. INSPECTION OF EQUIPMENT; WARRANTIES.
     If a prospective lessee is interested in inspecting any Units and records relating to such Units prior to entering into a Lease with respect to such Units, the Owner shall work with the Manager to obtain such consents and directions as may be necessary and shall take such other actions as may be necessary to permit such prospective lessee to make such inspection (subject to the rights, if a Lease is still in effect, of the applicable Lessee) and the Manager shall co-ordinate such inspection and related technical matters. If the Owner requests an inspection or appraisal of any Unit at any time, the Manager shall, on behalf of Owner, co-ordinate such inspection or appraisal (subject to the rights, if a Lease is still in effect, of the applicable Lessee).
     In connection with coordinating maintenance and repair of the Equipment, the Manager shall to the extent permitted claim, in its name or on the Owner’s behalf, under any applicable manufacturer’s warranties as may be available to it or its Affiliates, or the Owner, as the case may be, in respect of any such maintenance and repair.
SECTION 9. TERMINATION.
          Section 9.1. Termination by the Owner. The parties hereto agree that their obligations under this Agreement, the Manager’s appointment as exclusive agent hereunder and (except as provided below) the Manager’s right to receive any Management Fee or future commission as exclusive agent or otherwise may, at Owner’s option (or Security Trustee’s option, in the case of Termination Events (a), (b) (c) and (e) below), terminate if a Termination Event shall occur, provided that the Manager shall not have remedied such Termination Event within the period, if any, stated in clauses (a) through (f) below (or such reasonable additional period as Owner shall agree). Notwithstanding any other provision hereof, the Owner shall not be entitled to terminate this Agreement pursuant to clause (f) below if such failure was caused by or related to failure by Owner to pay any amount payable by it hereunder, failure by Owner to provide information required in order for Manager to perform its services and duties, or failure by Owner to perform any other obligation hereunder or failure by any Railcar Service Provider to perform its obligations under any Railcar Service Agreement. For purposes of this Section 9, each of the events described in clauses 9.1 (a) through (f) below, and clauses 9.2(a) through (d) shall constitute a “Termination Event”:

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          (a) the insolvency of the Manager or Guarantor, or the commencement of any bankruptcy, insolvency, liquidation, winding-up or similar proceedings in relation to the Manager or Guarantor by the Manager or Guarantor or any other Persons which, if initiated by any Person other than the Manager or Guarantor, shall not have been stayed or dismissed within sixty (60) days;
          (b) as a result of a foreclosure on Owner or Units by the Security Trustee or a secured party under a security agreement or a pledge, the Security Trustee or such secured party becomes the Owner of Units or the owner of the membership interest in Owner; provided, however, that in such event termination will be at the Security Trustee’s or the secured party’s option, and only with respect to Units then owned by such secured party;
          (c) Manager’s ultimate parent, The Greenbrier Companies, Inc. or its successor or assignee (the “Company”) ceases to be a publicly traded company;
          (d) The Company experiences a Change of Control event. For purposes of this provision, a “Change of Control” shall mean the occurrence of any of the following:
          (i) The acquisition by any individual entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of the Company (irrespective of whether at the time stock of any class or classes of the Company shall have or might have voting power by reason of the happening of any contingency); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change of Control: (a) any acquisition directly from the Company; (b) any acquisition by the Company or a subsidiary of the Company; (c) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (d) any acquisition by WL Ross or an entity affiliated with WL Ross, or one or more individuals of Manager’s or the Company’s management team.
          (ii) The consummation of a merger or consolidation involving the Company if the stockholders owning the capital and profits (“ownership interests”) of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power or ownership interests of the Company or the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power or ownership interests outstanding immediately before such merger or consolidation; provided however that in the event such change in voting power or ownership interests is the result of an acquisition by WL Ross or an entity affiliated with WL Ross, or one or more individuals of Manager’s or the Company’s management team, such change shall not constitute a Change of Control;
          (e) the Manager shall have breached in any material respect any of its representations or warranties hereunder and the same is not remedied to the reasonable

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satisfaction of the Owner and the Security Trustee within 90 days of the earlier of knowledge of such breach or notice from the Owner or Security Trustee; or
          (f) if, within ninety (90) days of having received notice from Owner that the Manager has failed to comply in any material respect with its obligations under Section 4, the Manager shall have failed to cure such non-compliance to the reasonable satisfaction of the Owner.
     Each of the Owner and Manager hereby acknowledge the Security Trustee’s right to terminate this Agreement as set forth in this Section 9.1.
          Section 9.2. Termination by the Manager. At any time during the Term, the Manager shall be entitled to terminate this Agreement upon notice to Owner as follows:
          (a) if any amounts of Management Fee, or any other amounts payable hereunder are not paid when due and a period of fourteen (14) days has elapsed following receipt by Owner of written notice from the Manager of such failure to pay; or
          (b) the Owner is dissolved or becomes insolvent or any bankruptcy, insolvency, liquidation or similar proceedings is commenced by any Person which, if initiated by any Person other than the Owner shall not have been stayed or dismissed within sixty (60) days; or
          (c) if the Owner acts or fails to act, in each case in a manner that impairs or frustrates the Manager’s ability to perform its duties hereunder, if such act or failure to act continues for a period of thirty (30) days after notice thereof from the Manager; or
          (e) if, as a result of a foreclosure on Owner or Units by the Security Trustee or a secured party under a security agreement or a pledge, the Security Trustee or such secured party becomes the Owner of Units (or the owner of the membership interest in Owner); provided, however, that in such event termination will be only with respect to Units then owned (directly or indirectly) by such secured party.
          Section 9.3 Actions Upon Termination. Upon termination of this Agreement as to any or all Units, subject to (a) receipt of all amounts then due and payable to the Manager hereunder and (b) execution and delivery of documentation satisfactory to the Manager in its sole discretion that (i) transfers to another Person the obligations of Owner under the applicable Leases, Railcar Service Agreements and other Operative Documents, or (ii) releases Owner from any obligations under such Leases, Railcar Service Agreements and Operative Documents, the Manager shall cooperate with Owner and/or any new manager of the applicable Units in respect of transferring the lease administration, car marks and maintenance records to such Person. Upon termination of this Agreement as to any or all Units, no new manager shall be appointed for such Units until the conditions of this Section 9.3 have been met.
SECTION 10. REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT.
          Section 10.1 Representations and Warranties. Each of the Manager and the Owner hereby represents and warrants, as to itself, as of the date hereof that:

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          (a) it is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite power, authority and legal right under the laws of the State of Delaware to enter into and perform its obligations under this Agreement;
          (b) neither the execution and delivery of this Agreement nor the performance by it of its obligations hereunder requires any consent or approval of, or the giving of notice to, the registration or filing with, or the taking of any other action in respect of, any Government Entity of the U.S.A. governing its powers as a limited liability company or to its continued existence and authorization to do business other than periodic filings relating to the transactions contemplated by this Agreement , if any, other than consents, approvals, notices, registrations or filings that have been made or obtained;
          (c) neither the execution and delivery of this Agreement nor the performance by it of its obligations hereunder contravenes the provisions of, or constitutes a default under, or results in the creation or imposition of any lien upon the Units under, any Applicable Laws of the U.S.A. not related to the Ownership, operation or maintenance of the Units, its constituent documents, any indenture, charge, debenture, mortgage, deed, contract or other agreement to which it is a party or by which it or its properties may be bound or affected;
          (d) the execution and delivery of this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by all necessary action on its part; this Agreement has been duly executed and delivered by it, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the rights of creditors generally, to equitable principles of general application and to bankruptcy, insolvency and liquidation and other similar laws of general application; and
          (e) there are no pending or, to its knowledge, threatened actions, suits or proceedings against it or affecting it or its properties before any court or administrative agency which, if adversely determined, would adversely affect its ability to perform its obligations under this Agreement, with the exception of those threatened by Babcock & Brown Rail Management LLC and related entities relating to an existing railcar service agreement and reporting mark ownership.
          Section 10.2 Conditions Precedent.
          (a) It is a condition precedent to the Manager’s obligations hereunder that on the date hereof, the Manager shall have received from the Owner the following:
          (i) a certificate of an authorized representative of the Owner certifying (A) that all necessary action has been taken to authorize the Owner to enter into and perform its obligations under this Agreement, and (B) as to the incumbency and authority of the representatives of the Owner executing this Agreement on behalf of the Owner and the documents executed and delivered by it in connection herewith;
          (ii) an opinion of counsel to the Owner, in form and substance reasonably satisfactory to the Manager;

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          (b) It is a condition precedent to the Owner’s obligations hereunder that on the date hereof, the Owner shall have received from the Manager the following, a copy of which shall also be delivered to the Security Trustee:
               (i) a certificate of an authorized representative of the Manager certifying (A) that all necessary action has been taken to authorize the Manager to enter into and perform its obligations under this Agreement and (B) as to the incumbency and authority of the representatives of the Manager executing this Agreement on behalf of the Manager and the documents executed and delivered by it in connection herewith;
               (ii) an opinion of counsel to the Manager, in form and substance reasonably satisfactory to the Owner; and
               (iii) a duly executed copy of a satisfactory guaranty from the Guarantor of Manager’s obligations hereunder.
SECTION 11. ENTIRE AGREEMENT.
     This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, and may be amended only by a written instrument executed by or on behalf of the parties hereto and all other parties to any Supplement hereto, and only with the prior written consent of the Security Trustee; provided that this Agreement may be amended as it applies to any Supplement by the parties to such Supplement, provided, further, that any such amendment as to any Supplement will have no effect on this Agreement as it applies to any other Supplement.
SECTION 12. SEVERABILITY.
     If any provision of this Agreement, or the application of such provision to any Person, entity or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to Persons, entities or circumstances other than those as to which it is held to be invalid, shall not be affected thereby.
SECTION 13. NOTICES.
     All notices or other communications provided for under this Agreement shall be given in writing and shall be delivered personally or by courier, or sent by post, or facsimile transmission to the other parties hereto at the addresses set forth below or, in the case of any other Owner, as set forth in the applicable Supplement.

If to Owner:	WL Ross-Greenbrier Rail I LLC Attn: Wendy L. Teramoto 1166 Avenue of the Americas New York, NY 10036 Telephone: (212) 826-2041 Facsimile: (212) 317 4892

If to Manager:	Greenbrier Management Services, LLC

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One Centerpointe Drive, Suite 400 Lake Oswego, OR 97035 Attention: Equipment Accounting Facsimile: 503-968-4375

With a copy to:	The Greenbrier Companies, Inc. One Centerpointe Drive, Suite 200 Lake Oswego, OR 97035 Attention: General Counsel Facsimile: 503-684-7553
or to such other address or facsimile number as is notified by any party to the others in writing under this Agreement by no less than three (3) Business Days’ notice. Any such notice shall only be effective upon actual receipt by the addressees.
SECTION 14. GOVERNING LAW AND JURISDICTION.
          Section 14.1. Applicable Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).
          Section 14.2. Submission to Jurisdiction.
          (a) Each of the parties hereto agrees that the federal or state courts in the County of New York , State of New York are to have non-exclusive jurisdiction to settle any disputes which may arise in connection with the legal relationships established by this Agreement (including, without limitation, claims for set-off or counterclaim) or otherwise arising in connection with this Agreement.
          (b) Each of the parties hereto irrevocably waives any objections to the federal or state courts in the County of New York, State of New York on the ground of venue or forum non conveniens or any similar grounds.
          (c) Each of the parties hereto irrevocably consents to service of process by registered or certified mail or in any other manner permitted by relevant law.
SECTION 15. CONFIDENTIALITY.
     Except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations hereunder, neither party hereto will, in a way known to such party to be detrimental to the other party, itself use or intentionally disclose (and will not permit such use or disclosure by any of its Affiliates of), directly or indirectly, any information obtained from the other party hereunder or in connection herewith or any portion of this Agreement and each party will use all reasonable efforts to have all such information known or which ought

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reasonably to be known by it to be confidential or proprietary kept confidential and not used in any way known to such party to be detrimental to any other, provided that (a) such party may use, retain and disclose any such information to its Affiliates, or to its (or its Affiliates’) officers, directors, employees, counsel, technical advisors and public accountants and any governmental agency or instrumentality or other supervisory body requesting or requiring such disclosure, including in connection with preparation of the tax returns of the Owner or any member or parent of the Owner or any tax audit of the Owner or any member or parent of the Owner or any of their respective Affiliates, (b) such party may use, retain and disclose any such information that has been publicly disclosed (other than by such party or any Affiliate thereof in breach of this Section 15) or has rightfully come into the possession of such party or any Affiliate thereof other than from any other party hereto or a Person acting on such other party’s behalf in breach of this Section 15, (c) to the extent that such party or any Affiliate thereof may have received a subpoena or other written demand under color of legal right for such information, such party or such Affiliate may disclose such information, but such party shall first, as soon as practicable upon receipt of such demand, if permitted by Applicable Law, furnish a copy thereof to each affected party and afford each such party reasonable opportunity to the extent it can do so under Applicable Law by reasonable efforts, at such other party’s cost and expense, to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the information required to be disclosed, (d) such party may disclose any such information as may be agreed in any applicable security agreement and (e) such party may disclose to any Railcar Service Provider or its officers, directors, employees, counsel, technical advisors and public accountants any such information as may be necessary or advisable in connection with the performance by such Railcar Service Provider or Owner under the applicable Railcar Service Agreement.
     Notwithstanding anything to the contrary contained in this Agreement or in any other Operative Document, each party may disclose to any and all Persons, without limitation of any kind, the United States federal income tax treatment of the transactions contemplated by this Agreement and the Operative Documents (the “Overall Transaction”), and any fact relevant to understanding the United States federal income tax treatment or tax structure of the Overall Transaction, and all materials of any kind (including opinions or other tax analyses) relating to such United States federal income tax treatment or tax structure. This waiver is effective from the commencement of discussions with respect to the Overall Transaction.
SECTION 16. CONFLICTS.
     It is expressly understood and agreed by the Owner that nothing in this Agreement shall be construed to prevent or prohibit the Manager or its Affiliates from providing the same or similar services as those provided hereunder to any other Person. In particular, the Manager and its Affiliates shall be entitled to own, lease and operate for their respective accounts, equipment identical to the Equipment and/or to manage and/or remarket for sale or re-lease such equipment under a management and/or lease and/or remarketing agreement with another party. In the event that the Manager or any of its Affiliates owns, leases or remarkets for re-lease or sale (for its own account or for the account of others), equipment substantially similar in size and specifications to, and competitive with, the Equipment, subject to the business needs of prospective lessees (including, without limitation, the re-leasing of equipment to existing lessees under a new lease or a lease renewal or extension) or purchasers (“Competitive Equipment”) the Manager, except

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in the case of equipment that is being leased pursuant to extension or renewal of an existing lease thereof, shall remarket first and shall cause Affiliates of the Manager to remarket first, the equipment (including the Equipment) which has been off lease and available for the longest period of time, provided that for the avoidance of doubt, the Manager also shall continue to remarket the Equipment. The Manager will promptly notify the Owner if there is Competitive Equipment and as to what the ranking of the Equipment is relative to any Competitive Equipment at that time and each month thereafter so long as there is Competitive Equipment. If the Manager agrees to provide a better ranking to any other Person than the Manager has agreed to provide hereunder, the Manager will provide an equivalent ranking to the Owner for so long as it provides such ranking to another Person. No violation of this Section 16 shall occur if the Competitive Equipment is equipment subject to any acquisition and/or financing transaction in which the Manager (or any Affiliate thereof) and any party to the Transaction (or any Affiliate thereof) are participants in any capacity.
SECTION 17. COUNTERPARTS.
     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
SECTION 18. WAIVER OF JURY TRIAL.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AS AGAINST THE OTHER PARTY HERETO ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT.

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SECTION 19. ASSIGNMENT.
     No assignment of this Agreement (or the rights or obligations of the parties hereunder) may be made by either party without the consent of the other party and the Security Trustee, which consent will not be unreasonably withheld.
SECTION 20. THIRD-PARTY BENEFICIARIES.
     The Security Trustee and the Senior Lenders are express third-party beneficiaries under this Agreement; provided, however, that they shall not have rights of enforcement in connection with a Termination Event until such time as any cure period pertaining to the Termination Event has passed without cure having been effected.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Railcar Remarketing and Management Agreement as of the date first above written.

GREENBRIER MANAGEMENT SERVICES, LLC, as Manager By: Greenbrier Leasing Company LLC, Sole Member
By:	/s/ James T. Sharp
	Name:	James T. Sharp
	Title:	President

WL ROSS-GREENBRIER RAIL I LLC, as Owner
By:	/s/ Wendy Teramoto
	Name:	Wendy Teramoto
	Title:	Vice President

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Exhibit A
FORM OF SUPPLEMENT
Manager’s Identifier:
SUPPLEMENT NO.       TO RAILCAR REMARKETING
AND MANAGEMENT AGREEMENT
     THIS SUPPLEMENT NO. ___ TO RAILCAR REMARKETING AND MANAGEMENT AGREEMENT dated as of                     ,            (this “Supplement”) supplements that certain Railcar Remarketing and Management Agreement dated as of                     , 2010 (as amended, modified or supplemented, the “Management Agreement”), between Greenbrier Management Services LLC (the “Manager”) and WL Ross-Greenbrier Rail I LLC (the “Owner”). Capitalized terms used herein without definition shall have the meaning ascribed thereto in Section 1 below.
PREMISES:
     1. The Owner and the Manager are parties to the Management Agreement.
     2. The Management Agreement provides for the execution of Supplements thereto.
     3. The Owner desires that the Manager act as the Owner’s exclusive agent in providing certain lease administration and remarketing for lease services in relation to the railcars described on Schedule I hereto (for purposes hereof, the “Units”).
     NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS.
     Section 1.1. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Management Agreement (which also contains rules of usage that shall apply to terms defined therein and herein). The following terms shall have the following meanings:
     “Agreed Value” means, as at any time as to any Unit an amount equal to [          ].
     “Financing Requirements” means [i.e. describe concentration limits].
     “Initial Fee Payment Date” means [                         ].
     “Lockbox Account” means [                         ].
     “Lockbox Bank” means [                         ].
     “Management Fee” means [                         ].

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     “Scheduled Expiry Date” means [                         ].
     “Security Trustee” means [                         ].
     “Senior Lenders” means [                         ].
SECTION 2. AGREEMENTS.
     Section 2.1. Agreements of the Parties. The parties hereto agree that effective as of the date of this Supplement, the Owner shall be an “Owner” under the Management Agreement and the Owner hereby agrees to be bound by all of the terms thereof. The Management Agreement shall in all respects apply to the Units described on Schedule I hereto and the Leases with respect thereto. To the extent any provisions of this Supplement conflict or are inconsistent with the provisions of the Management Agreement, the provisions of this Supplement shall apply in respect of the Units and the Leases with respect thereto.
     Section 2.2. Notices. For purposes of Section 13 of the Management Agreement, the Owner’s address is:
[                         ]
[                         ]
[                         ]
[                         ]
Attn: [                         ]
Tel: [                         ]
Fax: [                         ]
SECTION 3. REPRESENTATIONS AND WARRANTIES.
     Each of the Manager and the Owner hereby represents and warrants, as to itself, that the representations and warranties made in Section 10.1 of the Management Agreement are true and correct as of the date hereof, provided that all references therein to “this Agreement” shall be replaced by “the Management Agreement as supplemented by this Supplement”.
SECTION 4. CONDITIONS PRECEDENT.
     Section 4.1. Conditions Precedent to Obligations of the Owner. It is a condition precedent to the Owner’s obligations hereunder that on the date hereof, the Owner shall have received from the Manager the certificates, documents and opinions described in Section 10.2(b) of the Management Agreement.

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     Section 4.2. Conditions Precedent to Obligations of the Manager. It is a condition precedent to the Manager’s obligations hereunder that on the date hereof, the Manager shall have received from the Owner the certificates, documents and opinions described in Section 10.2(a) of the Management Agreement.
SECTION 5. MISCELLANEOUS,
     Section 5.1. Governing Law. THIS SUPPLEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).
     Section 5.2. Counterparts. This Supplement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
     Section 5.3. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AS AGAINST EACH OTHER PARTY HERETO ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION ARISING UNDER THE MANAGEMENT AGREEMENT OR THIS SUPPLEMENT.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Supplement to Railcar Remarketing and Management Agreement as of the date first above written.

GREENBRIER MANAGEMENT SERVICES, LLC as Manager
By:	[ ]
Name:
Title:

[ ]
as Owner

By:	[ ]
Name:
Title:

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Schedule I
to
Supplement
EQUIPMENT

	Initial Lessee (and					Current
	Railcar Service	Number of		Year Built/		Reporting	Settlement
Lease #	Provider, if any)	Units	Unit Type	Manufacturer	Description	Marks	Value

Schedule 2
to
Supplement
[AGREED VALUES]